NEWS RELEASE
UROPLASTY ANNOUNCES AGREEMENT TO PURCHASE
URGENT® PC INTELLECTUAL PROPERTY ASSETS
MINNEAPOLIS, MN, March 16, 2007 – Uroplasty, Inc. (AMEX:UPI) announced it has entered into an agreement to purchase from CystoMedix, Inc. certain intellectual property assets related to its Urgent® PC neuromodulation system. The agreement also provides for the termination, upon closing of the transaction, of the April 2005 exclusive manufacturing and distribution agreement with CystoMedix. In consideration, Uroplasty will issue CystoMedix $4.9 million of Uroplasty common stock calculated at a per share price equal to the greater of $3.00 or 15% in excess of the average closing price during the 20 trading days immediately prior to the closing date, plus an additional 20,000 common shares.
The closing of the transaction is subject to satisfaction of certain customary closing conditions, including approval by the shareholders of CystoMedix. The parties are targeting to close the transaction during March 2007.
On February 28, 2007, Uroplasty had 11,065,716 common shares issued and outstanding.
David B. Kaysen, Uroplasty’s President and Chief Executive Officer, commented, “We believe this all-stock purchase transaction, at a per share price in excess of the recent average closing share price, is beneficial for our shareholders. Under the April 2005 agreement, we had the option to acquire CystoMedix’s entire business and assets for $4.9 million. However, we would have had to pay $1.1 million in cash and the balance in our common shares valued at the then average of the 20 trading days’ closing price. Further, had we delayed the acquisition, the purchase price payable in our common shares would have increased at the rate of approximately $350,000 per year effective April 18, 2007 through June 2008, at which time our purchase option would expire. We also avoid the potential payment of royalties to CystoMedix in the future.”
Kaysen added, “Over 30 million people suffer from overactive bladder in the U.S. We believe the Urgent PC, a minimally invasive device designed for office-based treatment, is a cost-effective treatment alternative for overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. We expect this product to be a significant revenue contributor for our next fiscal year.”
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Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Our minimally invasive products treat urinary and fecal incontinence, symptoms of overactive bladder and vesicoureteral reflux. Additionally, some of our soft-tissue bulking agent products are used for the treatment of vocal cord rehabilitation and for augmentation or restoration of soft tissue defects in plastic surgery indications. Some of our products are not approved for use in the U.S.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. We cannot assure that our Urgent PC product will generate our expected sales or profitability. Uroplasty undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Kaysen, President & CEO, or Medi Jiwani, Vice President, CFO and Treasurer.
UROPLASTY, INC.
5420 Feltl Road
Minnetonka, Minnesota 55343
Tel: 952.426.6140
Fax: 952.426.6199